EXHIBIT 10.21
                                        B - 1




                                AMENDMENT TO THE

                           CITIZENS UTILITIES COMPANY
                           1996 EQUITY INCENTIVE PLAN

         The 1996 Equity Incentive Plan is proposed to be amended by the restatement of subsections 6(a) and 6(b). The remaining subsections of Section 6 are to be unchanged, but are set forth for the reader's convenience. Section 6, as proposed to be amended, is set forth below:

Section 6. Performance Shares


(a) The Committee may award Performance Shares to Participants under the Plan, which may be denominated in Stock or in dollars. The Committee shall determine the performance periods (the "Performance Periods") and the performance objectives relating to each Performance Share Award. Performance objectives may vary from Participant to Participant and between groups of Participants, and shall only be based upon any one or more of the following performance criteria, any combination and/or specifics of which shall be determined by the Committee as it may deem appropriate: (i) stock price; (ii) market share; (iii) sales;
          (iv) earnings per share; (v) operating cash flow; (vi) free cash flow;
          (vii) net income or loss; (viii) net income or loss adjusted to exclude specified items such as gain or losses from extraordinary or non-recurring items and non-cash expense and income, and before specified expense items such as interest, depreciation, amortization and income taxes; (ix) EBITDA; (x) revenues; (xi) return on equity or assets; or (xii) cost control. Performance objectives may be in respect to the performance of the Company and its subsidiaries or a particular subsidiary or division and may be expressed in absolute terms or in relation to another company or companies or a division thereof. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares for which different Performance Periods are prescribed.

(b) At the beginning of each Performance Period, (but in any event prior to the earlier of the elapsing of 90 days or 25% of such Performance Period) the Committee shall determine and set forth in writing for each Participant or group of Participants the number of Performance Shares or the dollar value of the Performance Share Awards made and the applicable performance objectives, each of which may be fixed or may be expressed in terms of a progression within a specified range. At the end of each Performance Period, the Committee shall certify in writing the extent to which the prescribed performance objectives have been satisfied. An Eligible Employee shall be eligible to be awarded, in any calendar year, Performance Share Awards up to the maximum number of shares contemplated in Section 4(e) and shall also be eligible to be awarded Performance Share Awards denominated in dollars subject to a maximum limitation of $500,000 for all such dollar-denominated Awards granted to any Eligible Employee in any calendar year.

(c) If during the course of a Performance Period there shall occur significant events as determined by the Committee, including, but not limited to, a reorganization of the Company, which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective.

(d) If a Participant terminates service with all Participating Companies during a Performance Period because of death, Total Disability, or a significant event, as determined by the Committee, that Participant shall be entitled to payment in settlement of each Performance Share for which the Performance Period was prescribed (i) based upon the performance objectives satisfied at the end of such period and (ii) prorated for the portion of the Performance Period during which the Participant was employed by any Participating Company; provided, however, the Committee may provide for an earlier payment in settlement of such Performance Share in such amount and under such terms and conditions as the Committee deems appropriate or desirable with the consent of the Participant. If a Participant terminates service with all Participating Companies during a Performance Period for any other reason, then such Participant shall not be entitled to any payment with respect to that Performance Period unless the Committee shall otherwise determine.

e) Each Performance Share may be paid in whole shares of Stock, including Restricted Stock or Deferred Stock (together with any cash representing fractional shares of Stock), or cash, or a combination of Stock and cash either as a lump sum payment or in annual installments, all as the Committee shall determine, at the time of grant of the Performance Share or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. Any dividends or distributions payable on Performance Shares (or the equivalent as specified in the grant), other than cash dividends representing the periodic distribution of profits which shall be retained by the Company, shall be paid over to the Participant when and if payment is made of the underlying Performance Shares, unless the grant provides otherwise.

          Except as otherwise provided in this Section 6, no Performance Shares awarded to Participants shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Performance Period unless the Committee determines that an Award may be transferred to a Family Member or Family Trust or other transferee.


          A copy of the Plan as  amended  may be  obt